EXHIBIT 10

MASTER SERVICE AGREEMENT

AGREEMENT made as of September 1, 1997, by and between ATS Money Systems ("ATS Money Systems"), with its principal office at 25 Rockwood Place, Englewood, New Jersey 07631, and Vanstar Corporation ("Vanstar"), a Delaware corporation with its principal office at 5964 West Las Positas Boulevard, Pleasanton, California 94588.

WHEREAS, Vanstar is a provider of desktop-computing technology services;

WHEREAS, ATS Money Systems desires to utilize Vanstar's desktop-computing technology services as set forth below;

WHEREAS, Vanstar has indicated its willingness to provide such services as set forth below.

NOW THEREFORE, the parties hereby agree as follows:

1.      Scope of Services

Subject to the general terms and conditions set forth in this Agreement and of any exhibits and/or amendments to which the parties may mutually agree in writing, ATS Money Systems agrees to purchase from Vanstar, and Vanstar agrees to provide to ATS Money Systems such services, as identified and priced in Exhibit A, including specified reporting and performance parameters as set forth therein. Subsequent exhibits and/or amendments may be added to this Agreement from time to time during the Agreement term, by mutual agreement and execution by both parties in writing.

ATS Money Systems will review the progress of services performed by Vanstar hereunder no less frequently than monthly. Changes will be processed by both parties in accordance with the Change Management Process of Exhibit B. All resulting changes requested by ATS Money Systems will be in writing.

Vanstar will notify ATS Money Systems if a requested change would either require additional time or increase Vanstar's charges in excess of those stated within this Agreement. Vanstar will perform the change only if Vanstar and ATS Money Systems agree in writing on additional time and/or charges.

In the event that end item materials or data are first developed for ATS Money Systems by Vanstar under this Agreement it is agreed that ATS Money Systems will have all right and title to such material and/or data. Nothing in this Agreement, however, will be construed to restrain either party in the use of the techniques and skills of computer operation, system design and programming which may be used or acquired in the course of this Agreement.

ATS Money Systems agrees that any machine-readable data or software furnished to Vanstar for use in the services to be provided herein or for use in configuring any hardware on ATS Money Systems' account for any purpose agreed to by ATS Money Systems will be in good and usable condition. ATS Money Systems will be responsible for the correctness and completeness of any such data and/or software. ATS Money Systems will retain copies of all data and software provided to Vanstar.

2.      Program Management, Review Meetings, and Disputes Resolution

ATS Money Systems and Vanstar shall each appoint a Program Manager of suitable experience to be its single operational interface and point of initial contact for the duration of the Agreement. Either party may change its Program Manager by providing reasonable written notice to the other party of such change before the change is to become effective. The Program Managers will establish and jointly host regular quarterly program status meetings of suitable representatives of both parties, at mutually agreed times and locations, to discuss such items as: issues arising in connection with performance of this Agreement by ATS Money Systems and/or Vanstar, proposed changes in accordance with the Change Management Process of Exhibit B, and potential cost savings projects.

Both ATS Money Systems and Vanstar have an interest in improving the cost effectiveness of the service delivery over the period of this Agreement.
ATS Money Systems and Vanstar Program Managers will conduct a quarterly planning meeting throughout the period of the Agreement to identify and evaluate potential cost savings due to productivity and/or efficiency gains. The parties will implement any related projects by separate agreement, and if necessary, amend this Agreement in accordance with Section 1 above. The goal of this effort is to achieve tangible cost savings for ATS Money Systems and improved profitability for Vanstar.

In the event there is a performance or proposed change issue which cannot be resolved at these review meetings, either party may request that their Program Managers meet separately to resolve the issue. If the issue is still not resolved to the mutual satisfaction of both parties, then the Program Managers will involve the ATS Money Systems and Vanstar contracting authorities to resolve the issue.

For any Agreement performance issues, as the final step in the resolution process, and prior to either party giving written notice of intent to terminate, as described in Section 3, ATS Money Systems and Vanstar will each designate a corporate executive who will meet to resolve the issue.

3.      Term and Termination

The parties agree that the term of this Agreement will commence upon September 1, 1997, and continue for a period of three (3) years. ATS Money Systems may terminate this Agreement at any time for any reason upon ninety
(90) days prior written notice. Vanstar may terminate this Agreement at any time for any reason upon ninety (90) days prior written notice. If ATS Money Systems becomes insolvent, is unable to pays it's debts when due, ceases to operate in the normal course of business, has a receiver appointed, or has it's assets assigned, it shall be considered a material breach and Vanstar may cancel any unfulfilled obligations and terminate for cause without notice. In the event Vanstar is purchased by a third party during the term of this Agreement ATS Money Systems may terminate the Agreement by providing Vanstar with ninety (90) days prior written notice.

If Vanstar fails to perform substantially in accordance with its obligations under this Agreement, ATS Money Systems may notify Vanstar in writing of the nature of the failure. If Vanstar fails to correct such failure within sixty (60) days of receipt of ATS Money Systems notice, or secure ATS
Money Systems' written approval for an extension, , ATS Money Systems may there upon terminate all or part of this Agreement, as applicable.
Such approval for an extension shall not be unreasonably withheld.

Except for non-payment by ATS Money Systems, if ATS Money Systems fails to perform substantially in accordance with its obligations under this Agreement, Vanstar may notify ATS Money Systems in writing of the nature of the failure. If ATS Money Systems fails to correct such failure within thirty (30) days of receipt of Vanstar's notice, Vanstar may, in addition to any other remedies provided herein or by law, cease providing services hereunder and/or terminate specific exhibits or amendments for Service, or this entire Agreement for cause. In the event of non-payment by ATS Money Systems, Vanstar may give fifteen (15) days written notice after payment was due, and, in addition to any other remedies provided herein or by law, cease providing services hereunder or terminate specific exhibits or amendments for Service or this entire Agreement for cause, if payment is not made by the end of the fifteen (15) day notice period.

Upon termination of this Agreement by ATS Money Systems, Vanstar shall upon mutual agreement and as requested by ATS Money Systems in writing prior to the termination date, continue delivering services at the contract terms for an additional two (2) months. Such approval for an extension shall not be unreasonably withheld.

4.      Prices and Payment

Prices for Covered Maintenance Services and Billable Call Services shall be as set forth and defined in Exhibit A. The parties agree that after the first three (3) months of the Agreement, all service requirements, pricing and price assumptions will be reviewed for effectiveness and validity. Mutually agreed upon changes with the appropriate pricing adjustments may be made for the remainder of the initial twelve (12) months and apply retroactively to the beginning of the Agreement.
All pricing and service requirements will be reviewed on an annual basis. Mutually agreed upon changes with the appropriate pricing adjustments may be made and applied going forward.

Invoices for Covered Maintenance Services will be provided by Vanstar to ATS Money Systems on a monthly basis. ATS Money Systems acknowledges that the prices for Covered Maintenance Services are based upon the actual quantities of supported equipment as identified in Exhibit A, as provided to Vanstar by ATS Money Systems, and the "Pricing Factors & Assumptions" identified in Exhibit A, derived from information discussions with ATS Money Systems. ATS Money Systems agrees that Vanstar may adjust the Covered Maintenance Services pricing in the event Vanstar determines the data and/or documented information from ATS Money Systems was incomplete, incorrect, or otherwise substantially affects the basis of Vanstar's pricing. Vanstar shall notify ATS Money Systems in writing of any proposed adjustments to Covered Maintenance Services pricing, including supporting rationale/justification. All price changes will be mutually agreed in writing in accordance with Section 1. The intent of both parties is that all changes to Exhibit A be resolved through the Change Management Process of Exhibit B.

In the event that ATS Money Systems adds new equipment types and/or models, Vanstar will use the same pricing methodology as used for current Covered Maintenance Services to determine the proposed adjustments to contract pricing.

Invoices for Billable Call Maintenance services shall be provided to ATS Money Systems on a monthly basis. Copies of supporting data documenting the maintenance calls shall be attached.

Invoices are payable to Vanstar within thirty (30) days from the date of invoice.

5.      Taxes

ATS Money Systems agrees to pay charges for the goods and services set forth herein plus an amount equal to any applicable sales, use, excise, value added, utility or similar taxes, unless otherwise provided for in writing and set forth in this Agreement. In lieu of paying such taxes ATS Money Systems will provide Vanstar with a tax exemption certificate acceptable to the taxing authorities.

6.      Confidentiality

Vanstar and ATS Money Systems acknowledge that material and information may come into the possession or knowledge of each in connection with this transaction or the performance hereof, which consists of confidential and proprietary data. Vanstar and ATS Money Systems agree to hold all material and information, including but not limited to such confidential and proprietary data, in strictest confidence; not to make use thereof other than for the performance of the contract; to release it only to employees requiring such Information and not to release or disclose it to any other party. No obligation of confidentiality applies to any Information that the receiving party (i) already possesses without obligation of confidentiality; or (ii) develops independently; or
(iii) rightly receives without obligation of the confidentiality from a third party; or (iv) receives after prior disclosure by the disclosing party to a third party without similar restrictions. This obligation shall survive the expiration or termination of this Agreement.

7.      Warranties

Vanstar warrants that the services provided will be performed in a professional and workmanlike manner and in accordance with the applicable service descriptions as set forth in exhibits to this Agreement. Vanstar's sole obligation for failure to perform any service substantially in accordance with the applicable service description will be refund of any charges paid by ATS Money Systems to Vanstar for services which were not performed as warranted.

Vanstar agrees to take all necessary steps to provide, to the extent permitted by third party vendors, any and all license rights and/or manufacturers' warranties related to the replacement hardware and/or software provided and such warranties shall be exclusive.

Vanstar warrants that it is in compliance with all federal, state and local laws and regulations as such may pertain to this Agreement or the services being provided by Vanstar hereunder.

IN NO EVENT WILL VANSTAR BE LIABLE FOR ANY LOSS OR DAMAGE WHATSOEVER
ARISING FROM ITS FAILURE TO DISCOVER OR REPAIR LATENT DEFECTS OR DEFECTS INHERENT IN THE DESIGN OF THE EQUIPMENT BEING PROVIDED UNDER THIS AGREEMENT.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, APPLY TO HARDWARE AND/OR SOFTWARE PROVIDED HEREUNDER.

8.      Limitation of Liability

EXCEPT FOR SECTIONS 7 (WARRANTIES) AND 10 (INDEMNIFICATION) OF THIS AGREEMENT, FOR ANY BREACH OF THIS AGREEMENT BY VANSTAR, ATS MONEY SYSTEMS' EXCLUSIVE REMEDY SHALL BE LIMITED TO REFUND OF CHARGES PAID BY ATS MONEY SYSTEMS DIRECTLY ATTRIBUTABLE TO THE BREACH AND DURING THE PERIOD OF BREACH UP TO THE TOTAL AMOUNT OF THIS AGREEMENT.

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL,
INCIDENTIAL OR CONSEQUENTAL DAMAGES EVEN IF A PARTY IS ADVISED OF
THE POSSIBILITY OF SUCH DAMAGES.

This obligation shall survive the expiration or termination of this Agreement.

9.      Force Majeure

Except for failure to make payments when due, neither party shall be liable for loss or damage suffered as result of any delay or failure in performance under this Agreement or interruption of performance resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war, riots, civil disturbance, insurrections, accidents, fire, explosions, earthquakes, floods, water, wind, or lightning to the extent such events are beyond the reasonable control of the party claiming excuse from liability resulting therefrom.

10.     Indemnification

Vanstar shall defend, indemnify and hold ATS Money Systems harmless from and against any and all costs, claims, liabilities, damages and expenses (including reasonable attorney's fees) on account of personal injuries and/or damage to or loss of tangible personal property caused by negligent or willful acts or omissions of Vanstar's employees, agents, contractors or prospective customers provided that Vanstar is notified promptly in writing and given authority, information and assistance to defend and/or settle or compromise such suit or proceeding. Vanstar however, shall not be responsible for any compromise or settlement of any such suit or proceeding made without Vanstar's prior consent. Additionally, Vanstar's obligations and responsibilities hereunder will be mitigated to the extent of relevant ATS Money Systems' negligence or willful acts or omissions.

Vanstar warrants that the services provided hereunder shall be provided free of any rightful claim of any third party for infringement of any duly issued patent, registered design, utility model, trademark, copyright or any other intellectual property right. If notified promptly in writing and given authority, information and assistance, Vanstar shall defend, indemnify and hold harmless ATS Money Systems of from and against any and all costs, claims, liabilities and expenses (including reasonable attorney's fees) based on or related to a claimed infringement and shall pay all damages and costs finally awarded therein or made in settlement or compromise thereof against ATS Money Systems due to such claim. In the event the services provided to ATS Money Systems hereunder are in such suit held to constitute such an infringement and further use is enjoined, Vanstar shall at its expense and option, either (i) procure for ATS Money Systems the right to continue to use the services or, in the alternative;
(ii) modify the services so that they become non-infringing without loss of functionality or, in the alternative; (iii) replace the services with an equally suitable non-infringing service; or (iv) terminate this Agreement and refund the price paid by ATS Money Systems for the infringing service. This indemnity shall not extend to any infringement or alleged infringement caused directly by a design or instruction in writing supplied by ATS Money Systems, modification of the service by a party other than Vanstar after delivery by Vanstar, or use or sale of the service in combination with any other service. The foregoing states the entire obligation and the exclusive remedy of each party hereto with respect to any alleged intellectual property right infringement by any service furnished hereunder.These obligations shall survive the expiration or termination of this Agreement.

11.     Insurance

During the term of this Agreement, both ATS Money Systems and Vanstar will maintain in full force and effect, at their own expense, insurance coverage to include Worker's Compensation, Employer's Liability, Commercial General Liability, Automobile Liability and Property insurance. Certificates of Insurance evidencing the required coverages shall be furnished to ATS Money Systems and Vanstar respectively before any work is commenced hereunder and shall provide: (1) that there will be no cancellation without 30 days prior written notice and (2) each shall be named as an Additional Insured as their interests may appear. All insurance policies shall be written by a company authorized to do business in the state where the services are delivered.

12.     General Provisions

12.1    Sole Benefit

The provisions of this Agreement are for the sole benefit of the parties denoted hereunder and not for the benefit of any other persons or legal entities.


12.2    Enforceability

If any provision of this Agreement (Including items incorporated by reference) is declared or found to be illegal, unenforceable, or void, then both ATS Money Systems and Vanstar shall be relieved of all obligations arising under such provision; if the remainder of this Agreement is capable of performance, it shall not be affected by such declaration or finding and shall be fully performed.

12.3    Assignment and Subcontracting

Neither party may assign this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that either party may assign this Agreement, without consent, to a successor in interest to substantially all of the business of that party to which the subject matter of this Agreement relates.

Vanstar is authorized to subcontract services hereunder with the understanding and agreement by Vanstar and ATS Money Systems that such subcontracting shall not relieve Vanstar of any of its liabilities or obligations to ATS Money Systems to be performed hereunder.
Specifically, Vanstar shall ensure that its subcontractors comply with the applicable provisions of this Agreement including, without limitation, the Personnel Guidelines provisions of Exhibit A.

12.4    Governing Law

This Agreement shall be governed by the law of the State of New Jersey. This provision shall survive the expiration or termination of this Agreement.

12.5    Hiring of Employees

In the absence of Vanstar's consent, during the term of this Agreement and for a period of twelve (12) months after expiration or termination of this Agreement, ATS Money Systems agrees not to solicit and hire any person who, during the year immediately preceding such hiring, has been a Vanstar employee engaged in services as described herein. In the event of breach of this provision ATS Money Systems agrees to pay Vanstar, as liquidated damages, a sum equal to twelve (12) months pay for each hired Vanstar employee at the rate paid by Vanstar for the last full month of employment. This obligation shall survive the expiration or termination of this Agreement.

12.6    Commencement of Action

Any action of any kind by either party arising out of this Agreement must be commenced within two (2) years from the date the right, claim, demand, or cause of action shall first arise. This obligation shall survive the expiration or termination of this Agreement.

12.7    Notices

Notices hereunder shall be delivered and be effective as follows: (i) Every written notice may be delivered in person or may be sent by courier, telecopy, express mail or commercial equivalent, or postage prepaid or first class mail, addressed to the party for whom it is intended at the address specified at the head of this Agreement or such other address as authorized representatives of the parties may agree in writing; (ii) Any written notice shall be effective on the date received.

	To ATS Money Systems:           ATS Money Systems
					25 Rockwood Place
					Englewood, New Jersey 07631


	To Vanstar :                    Vanstar Corporation
					150 Hembree Park Drive
					Suite 100
					Roswell, Georgia 30076
					Attention:    Samuel Stewart
						      Program Manager

12.8    Similar Services

Nothing in this Agreement shall bar Vanstar from providing to other customers services that are similar or the same as services provided to ATS Money Systems hereunder. Nothing herein shall bar ATS Money Systems from obtaining from other suppliers services similar or the same as the services provided by Vanstar hereunder.

12.9    Backup of Data

ATS Money Systems acknowledges and agrees that the use of computer products is accompanied by a risk of loss of magnetically stored data and agrees therefore to assume all responsibility for the back-up and restoration of its own data. ATS Money Systems agrees that Vanstar shall not assume any risk of loss of ATS Money Systems' magnetically stored data in any way related to or resulting from the service of equipment or systems by Vanstar or any other handling of ATS Money Systems' magnetically stored data by Vanstar. ATS Money Systems hereby releases Vanstar from any liability for loss of ATS Money Systems' magnetically stored data from any and all causes.

12.10   Advertising and Publicity

During the term of this Agreement, Vanstar may include ATS Money Systems among its list of clients but Vanstar may not otherwise mention ATS Money Systems in any advertising or publicity without ATS Money Systems' prior written consent, which consent shall not be unreasonably withheld. This restriction shall survive the expiration or earlier termination of this Agreement.

12.11   Complete Agreement

This Agreement (including Exhibits A and B and such other exhibits and/or amendments as may be subsequently executed by the parties and incorporated herein) contains the full understanding of the parties with respect to the subject matter hereof, and no waiver, alteration, or modification of any of the provisions hereof shall be binding unless in writing and signed by the parties to this Agreement. Neither the course of conduct between the parties nor trade usage shall act to modify or alter the provisions of this Agreement. In the event ATS Money Systems issues a purchase order, memorandum, or other instrument covering the services herein provided, it is hereby specifically agreed and understood that such instrument is for ATS Money Systems' internal purposes only and any and all terms and conditions contained therein, whether printed or written, shall be of no force and effect.



ACCEPTED AND AGREED TO:

VANSTAR CORPORATION                    ATS MONEY SYSTEMS, INC.

By:                                    By:

Title:____________________________     Title:_____________________________

Date:____________________________      Date:______________________________



					EXHIBIT A

SERVICES DESCRIPTION AND PRICE SCHEDULE


COVERED MAINTENANCE SERVICES AND PRICING

Covered Equipment
Vanstar will provide maintenance support for Standard Equipment and ATS Equipment. Standard Equipment is defined as the equipment that Vanstar currently provides support on a national basis. ATS Equipment is defined as the unique proprietary hardware for which Vanstar will provide customized support only for ATS Money Systems.

Standard equipment:     All CPU's, and connected Monitors and Printers
ATS Equipment:          All Currency Counters, ATS Keyboards, Interface
			Boards, Encoders

Service Level Agreement (SLA's)
Standard equipment:
For all ATS Money Systems' end-user locations with the exception of Home Depot, the response time shall be eight (8) business hours and the repair time shall be the next business day after response. For Home Depot, the response time shall be four (4) business hours and the repair time shall be next business day.

ATS Equipment:
For all end-user locations, when ATS Money Systems is required to deploy a repair part for ATS Equipment, ATS Money Systems' Helpdesk shall schedule the Estimated Time of Arrival (ETA) for the Vanstar Field Engineer to go on-site, based on the arrival of the repair part. Repair time shall be on the day of the Vanstar Field Engineer's arrival. If an ATS Equipment repair part is not required the response and repair times shall be as defined above for Standard Equipment.

Other:
Repair is defined as returning the CPU to the DOS C-prompt or Windows functionality level, and all other equipment to a functioning condition.

Vanstar shall not be responsible for delays as a result of the actions of ATS Money Systems and/or ATS Money Systems' Customers, to include but not limited to access to site, site readiness, availability of ATS Money Systems supplied components, or customer request.

Principle Period of Maintenance
The Principle Period of Maintenance (PPM) is Monday through Friday 8:30-5:00 local time, excluding Vanstar holidays.

Call Process
Vanstar will provide ATS Money Systems with a remote CIM (Call Incident Management) system interface to place, update and status service calls directly. Vanstar will provide the software and training for the remote system. ATS Money Systems will be responsible for hardware and communication charges.

ATS Money Systems will have the option of placing calls telephonically for the first ninety (90) days of the Agreement.

For all equipment, ATS Money Systems will provide the manufacturer, model, customer and failure data, to include the recommended replacement part. Each failing device will be assigned an individual service call incident number.

For all ATS Equipment,  as well as clone CPU (i.e. Acer, Goldstar, Leading
Edge) equipment, ATS will provide specific part numbers to be replaced at the time of call placement. Failure to provide this information could extend repair times.

Technical Support
ATS Money Systems will provide direct technical support to Vanstar Field Engineers on request for all ATS Equipment service calls. ATS Money Systems will provide an 800 number for Vanstar Field Engineer access to this technical support.

Documentation and Training
ATS Money Systems will provide Vanstar with initial documentation and training for ATS Equipment. Training delivery methods for ATS Equipment shall be at Vanstar's discretion. ATS Money Systems will provide Vanstar with initial documentation and training for new products and/or engineering changes for existing equipment.

Program Manager
Vanstar will designate a Program Manager to be responsible for service performance of the account. The Program Manager will reside in Atlanta and have the following responsibilities:

  Provide central Vanstar point of escalation for ATS Money Systems management.
  Manage the service delivery processes to ensure that Vanstar complies with SLA's.
  Meet with ATS Money Systems management regularly (via phone) to address issues and provide resolutions.
  Prepare monthly reports.
  Manage the Change Management Process as defined in Exhibit B.

Parts Procurement and Management
Vanstar will provide necessary sparing for Standard Equipment at strategic locations to meet the SLA's as defined above. Vanstar's Wharton logistics center will manage the deployment and distribution of the parts throughout Vanstar's service geography. ATS Money Systems will procure and manage the spare parts for all ATS Equipment. Although ATS Money Systems plans to generally deploy parts for next day delivery, ATS Money Systems will determine when the parts will ship and establish ETA's for Vanstar's on-site response based upon the part(s) availability on-site. ATS
Money Systems may elect to provide spare parts for ATS Equipment to Vanstar on a consignment basis. In this event, the following Annual Pricing shall be charged by Vanstar for Parts Management.

Parts Management:
Encoders                                $45.00
ATS Keyboard:                           $ 1.00
Model 537 Currency Counter:             $11.00
Other Currency Counter:                 $ 9.00

Pricing Factors and Assumptions
1) Above pricing assumes 85% of calls require parts.
2) 70% First Time Repair Rate for ATS and Clone Equipment.
3) ATS will provide technical support to Vanstar technicians for ATS
Equipment.
4) ATS will provide all repair parts for ATS Equipment.
5) ATS Equipment Maintenance Pricing for this Agreement is based on failure information provided by ATS Money Systems. The following annual failure rates are assumed to be accurate:

Billable Call Maintenance Pricing
Service calls outside of the Principle Period of Maintenance (PPM) shall be invoiced at the rate of $157.00 per hour, portal to portal, with a two (2) hour minimum charge per incident.

Standard Equipment Installs shall be invoiced at a Per Incident rate of $135.00 per system for locations within fifty (50) miles of a Vanstar
Service Location. Travel Time shall be invoiced at the rate of $115.00 per hour for locations beyond fifty (50) miles of a Vanstar Service Location.

Service as defined below as Billable Call Maintenance shall be invoiced at a Time and Materials rate of $115.00 per hour, portal to portal, plus parts, with a two (2) hour minimum change per incident.

ATS Money Systems Obligations in Association With Covered Maintenance
Services

(a) maintenance of environmental conditions at the location of equipment installations in accordance with specifications established by the equipment manufacturer;

(b) adequate working space, including telephone service, heat, light, ventilation and electric power for use by Vanstar representatives on ATS Money Systems sites;

(c) access to all equipment, attachments and features to be maintained, rescheduled trips due to lack of such access shall be subject to charges as described below in Billable Call Maintenance.

(d) supply and installation of all expendable items such as printer paper, ribbons, magnetic tape, lamps, batteries, filters and disk cartridges;

(e) unless otherwise provided for in this Agreement, all software-related services, including diagnosis of non-hardware problems; implementation of programming, microcode or communication instruction sets; loading, saving, replacement, backup, restoration or reloading of network operating systems programs, databases, data or instruction sets; and interaction with software supplier, interpretation of documentation or other services required to Identify or resolve software problems.

Exclusions From Covered Maintenance Services

Covered Maintenance services do not include:

(a) maintenance of accessories, attachments, supplies, machines or other devices that are not Supported Equipment items;

(b) repair or damage not caused by Vanstar, including without limitation, damage resulting from accident, vandalism/burglary, neglect/misuse, transportation, power, air conditioning or humidity control, telephone equipment or communication lines failure, failure of foreign interconnect equipment, use of external materials or supplies, which do not adhere to manufacturer specification, or causes other than ordinary use.

(c) Supported Equipment specification changes in which no advance written notice was provided to Vanstar;

(d) service which is impractical for Vanstar to render because of: alterations in the Supported Equipment made by persons other than ATS Money Systems, a qualified third party, or Vanstar without Vanstar's prior written approval; the connection of Supported Equipment by mechanical or electrical means to another machine or device; or the physical inaccessibility of Supported Equipment;

(e) any services in respect to software or firmware programming or any repair of any damage to Supported Equipment caused by software or firmware programming;

(f) Reconditioning required when repair and parts cannot keep Supported Equipment in operating condition;

(g) Consumables and/or ATS Money Systems maintainable items so designated within the manufacturer/user documentation as operator responsibilities, including but not limited to printer printheads, ribbons, toner, cartridges, etc.;

(h) end-of-life replacement of print engines or other products that are deemed by the manufacturer to have a designated life span;

(i) any replacement of the Cathode Ray Tube (CRT) for such occurrences as burnt phosphor of the screen, but does include the replacement if the CRT should fail; and

(j) restoration of drive images, software, or data on any systems including servers, routers, or workstations.

(k) any action by ATS Money Systems which invalidates or voids the Supported Equipment manufacturer warranty(ies).

All work requests by ATS Money Systems in association with the above noted maintenance exclusions shall be acknowledged by the parties as out-of-scope work under this Agreement (labor and material) and shall be handled in accordance with Section 1 of this Agreement.

With the exception of item (a) above, ATS Money Systems or a qualified third party may perform the corrective action to return the Supported Equipment to an acceptable condition to re-instate in-scope Covered Maintenance Services. Upon ATS Money Systems' request, Vanstar shall validate the corrective action on a Billable Call Maintenance basis as described below.

Personnel Guidelines

Neither party nor its personnel are or shall be deemed to be employees of the other party. Each party will be solely responsible for the payment of its employees' compensation and benefits, including employment taxes, workers' compensation, unemployment insurance and any similar taxes or assessments arising out of or associated with their employment. Vanstar agrees to maintain full and sole responsibility for the payment of Vanstar personnel salaries (including withholding of income and social security taxes), workers' compensation insurance, disability insurance and benefits, health insurance and benefits, sick time, vacation time, personnel time off, time off for religious observance and any and all other responsibilities, obligations and liabilities employers have toward their employees.

This Agreement shall not create any partnership or joint venture between the parties. Nothing contained in this Agreement shall constitute either party as the agent or legal representative of the other for any purpose. No provision of this Agreement grants either party any express or implied right of authority to assume or create any obligation or responsibility on behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever.

While on ATS Money Systems' premises in connection with the performance of this Agreement Vanstar personnel will comply with the same rules of conduct as apply to ATS Money Systems' own personnel at that location of which Vanstar is given notice. On notice from ATS Money Systems, Vanstar will remove immediately any of its personnel assigned to perform work under this Agreement for ATS Money Systems who do not meet this condition. ATS Money Systems agrees to provide to Vanstar such office facilities, equipment, modems, telephone access and other resources necessary and appropriate for Vanstar to perform its work for ATS Money Systems.
Vanstar agrees that provision by ATS Money Systems of such access by Vanstar to ATS Money Systems' facilities shall not result in additional charges to ATS Money Systems than are denoted within this exhibit.

Billable Call Maintenance

The term "Billable Call Maintenance" as used herein means any maintenance, other than Covered Maintenance, performed by Vanstar and includes, but is not limited to, the following types of maintenance:

(a.)    Work requested by ATS Money Systems for rearrangement, such as additional wiring, moving other equipment or cables, relocating Supported Equipment or repairing a previously prepared site or station to make it operational;

(b.)    Electrical work external to the Supported Equipment;

(c.)    Refinishing of Supported Equipment;

(d.)    Adding or removing accessories, attachments or other devices not included within the definition of Supported Equipment;

(e.)    Work on Supported Equipment related to those actions and/or circumstances identified in the above Exclusions From Covered Maintenance;
and

(f.)    Specific requests by ATS Money Systems for maintenance in addition to
Covered Maintenance requirements. To include performing maintenance or other services on Non-supported Equipment.

Billing
Invoices for Covered Equipment Maintenance Services will be provided by Vanstar to ATS Money Systems on a monthly basis. Maintenance charges will be based on actual quantities of Covered Equipment and will be charged at the beginning of the monthly maintenance period (i.e., in advance) and adjusted to reflect the changes in Base Rates from the previous maintenance period. The quantities of each type of Standard Equipment and ATS Equipment will be shown separately on the invoice. Invoices for Billable Call Maintenance will be provided by Vanstar to ATS Money Systems on a monthly basis. Copies of supporting data documenting the maintenance calls shall be attached. Invoices are payable to Vanstar within thirty (30) days from the date of invoice.


ACCEPTED AND AGREED TO:

VANSTAR CORPORATION             ATS MONEY SYSTEMS, INC.

By:                            By:

Title:________________________ Title:_____________________________

Date:_________________________ Date:_____________________________



Master Service Agreement For ATS Money Systems  September 1, 1997